Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 22, 2025	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 2, 2025 was $45.0 million, or $0.90 per share ($0.89 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended August 2, 2025 increased 8.3 percent to $305.7 million from net sales of $282.4 million for the prior year 13-week fiscal quarter ended August 3, 2024. Comparable store net sales for the 13-week fiscal quarter ended August 2, 2025 increased 7.3 percent from comparable store net sales for the prior year 13-week period ended August 3, 2024. Online sales increased 17.7 percent to $43.6 million for the 13-week fiscal quarter ended August 2, 2025, compared to net sales of $37.0 million for the 13-week fiscal quarter ended August 3, 2024.

Net sales for the 26-week fiscal period ended August 2, 2025 increased 6.1 percent to $577.9 million from net sales of $544.9 million for the prior year 26-week fiscal period ended August 3, 2024. Comparable store net sales for the 26-week period ended August 2, 2025 increased 5.2 percent from comparable store net sales for the prior year 26-week period ended August 3, 2024. Online sales increased 10.5 percent to $90.0 million for the 26-week period ended August 2, 2025, compared to net sales of $81.4 million for the 26-week period ended August 3, 2024.

Net income for the second quarter of fiscal 2025 was $45.0 million, or $0.90 per share ($0.89 per share on a diluted basis), compared with net income of $39.3 million, or $0.79 per share ($0.78 per share on a diluted basis) for the second quarter of fiscal 2024.

Net income for the 26-week fiscal period ended August 2, 2025 was $80.2 million, or $1.60 per share ($1.59 per share on a diluted basis), compared with net income of $74.1 million, or $1.49 per share ($1.48 per share on a diluted basis) for the 26-week period ended August 3, 2024.

Management will hold a live audio webcast at 10:00 a.m. EDT today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_kxGn9uXlSZaxqrYaGpgENw. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 440 retail stores in 42 states. As of the end of the fiscal quarter, it operated 440 stores in 42 states compared with 440 stores in 42 states at the end of the second quarter of fiscal 2024.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024

SALES, Net of returns and allowances	$305,737	$282,392	$577,858	$544,872

COST OF SALES (Including buying, distribution, and occupancy costs)	160,728	149,858	305,873	291,641

Gross profit	145,009	132,534	271,985	253,231

OPERATING EXPENSES:
Selling	73,900	70,742	141,099	134,468
General and administrative	14,768	13,532	30,999	28,107
	88,668	84,274	172,098	162,575

INCOME FROM OPERATIONS	56,341	48,260	99,887	90,656

OTHER INCOME, Net	3,270	3,733	6,337	7,487

INCOME BEFORE INCOME TAXES	59,611	51,993	106,224	98,143

INCOME TAX EXPENSE	14,605	12,738	26,025	24,045

NET INCOME	$45,006	$39,255	$80,199	$74,098

EARNINGS PER SHARE:
Basic	$0.90	$0.79	$1.60	$1.49

Diluted	$0.89	$0.78	$1.59	$1.48

Basic weighted average shares	50,199	49,854	50,199	49,854
Diluted weighted average shares	50,627	50,221	50,584	50,197

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	August 2, 2025	February 1, 2025 (1)	August 3, 2024

CURRENT ASSETS:
Cash and cash equivalents	$297,811	$266,929	$287,266
Short-term investments	22,118	23,801	21,856
Receivables	7,704	6,758	7,698
Inventory	142,486	120,789	131,418
Prepaid expenses and other assets	23,183	20,932	20,962
Total current assets	493,302	439,209	469,200

PROPERTY AND EQUIPMENT	527,716	510,088	500,236
Less accumulated depreciation and amortization	(368,933)	(364,336)	(360,903)
	158,783	145,752	139,333

OPERATING LEASE RIGHT-OF-USE ASSETS	334,703	289,793	292,194
LONG-TERM INVESTMENTS	29,630	28,116	26,984
OTHER ASSETS	12,214	10,303	12,560

Total assets	$1,028,632	$913,173	$940,271

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$72,630	$45,982	$62,820
Accrued employee compensation	30,030	46,717	24,478
Accrued store operating expenses	28,087	19,266	26,124
Gift certificates redeemable	13,582	17,007	13,214
Current portion of operating lease liabilities	82,489	78,942	79,583
Income taxes payable	2,736	6,018	—
Total current liabilities	229,554	213,932	206,219

DEFERRED COMPENSATION	29,630	28,116	26,984
NON-CURRENT OPERATING LEASE LIABILITIES	293,293	247,321	248,424
Total liabilities	552,477	489,369	481,627

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 51,156,626 shares at August 2, 2025, 50,773,556 shares at February 1, 2025, and 50,773,796 shares at August 3, 2024	512	508	508
Additional paid-in capital	213,775	205,817	199,551
Retained earnings	261,868	217,479	258,585
Total stockholders’ equity	476,155	423,804	458,644

Total liabilities and stockholders’ equity	$1,028,632	$913,173	$940,271

(1) Derived from audited financial statements.